Exhibit 12.1
                                                                    ------------

Equity One
Ratio of Earnings to Fixed Charges
(thousands)
Year:  2002

     Net Income...................................                    $ 39,934

     Adjustment:
         Minority interest........................       $ 101
         Equity in income of joint ventures.......        (549)
         Distributions from joint ventures........         871             423
                                                  ------------
         Fixed charges:
         Interest cost............................      25,978
         Amortization of loan costs...............         951
         Northport interest.......................         259          27,188
                                                  ------------
         Less:  interest capitalized..............      (2,375)
         Northport interest.......................        (259)         (2,634)
                                                  ------------     -----------
     Earnings, as defined.........................                    $ 64,911
                                                                   ===========
     Divide by fixed charges......................                    $ 27,188
                                                                   ===========
     Ratio of earnings to fixed charges...........                       2.387
                                                                   ===========

     Ref:  Reg. S-K 229.503 (d)